EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZION OIL & GAS, INC.

The undersigned, Richard Rinberg, Chief Executive Officer of Zion Oil & Gas, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Zion Oil & Gas, Inc.

2.	The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 2, 2003.

3.	The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH:  The total number of shares which the Corporation is authorized to issue is 50,000,000 shares of common stock with a par value of $0.01 per share.

4.	This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 24th day of June 2009.

/s/ Richard Rinberg
Name: Richard Rinberg
Title: Chief Executive Officer